UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2025

ETHZilla Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38105	90-1890354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2875 South Ocean Blvd, Suite 200 Palm Beach, FL	33480
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 507-0669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ETHZ	The NASDAQ Stock Market LLC
Warrants to purchase shares of Common Stock	ETHZW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Resignation of Stephen H. Shoemaker

On September 15, 2025, Stephen H. Shoemaker resigned as a member of the Board of Directors (the “Board”) of ETHZilla Corporation (the “Company”, “we” and “us”), which resignation was not the result of a disagreement with the Company on any matter relating to the registrant’s operations, policies or practices.

In connection with his resignation, the Board, with the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved an extension of the expiration date of options to purchase 165,000 shares of common stock at an exercise price of $0.929 per share (the “Options”), which were previously granted to Mr. Shoemaker, and which, absent such extension, would have expired three months after his resignation, to June 17, 2035, the ten year anniversary of the grant date of such Options.

The Company also entered into a consulting agreement with Mr. Shoemaker on September 15, 2025 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Shoemaker agreed to provide consulting services as reasonably requested by the Company during the term of the Consulting Agreement, which is for three months, unless extended by the mutual agreement of the parties. In consideration for providing the services under the Consulting Agreement, the Company agreed to pay Mr. Shoemaker $29,166.66 per month, which is payable by way of the issuance of (a) shares of common stock of the Company equal to $14,583.33, divided by the closing sales price of the Company’s common stock on each monthly anniversary of the effective date of the Consulting Agreement during the term of the Consulting Agreement (or if such date is not a trading day, the last trading day prior to each such applicable date) (collectively, the “Consulting Shares”); and (b) $14,583.33 in cash. The Consulting Shares will be issued under and subject to the terms of the Company’s Fourth Amended and Restated 2022 Omnibus Incentive Plan or, if approved by the Company’s stockholders, the Company’s 2025 Omnibus Incentive Plan. The Consulting Agreement contains customary confidentiality and other representations of Mr. Shoemaker.

The foregoing summary of the Consulting Agreement and amendment to the Options is a summary only and is qualified in its entirety by reference to the Consulting Agreement and First Amendment to Option Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated into this Item 5.02 by reference in their entirety.

(e)

Executive Employment Agreement with McAndrew Rudisill

On September 15, 2025, the Company entered into an Executive Employment Agreement with Mr. McAndrew Rudisill, the Company’s Chief Executive Officer and Executive Chairman (the “Rudisill Employment Agreement”).

Pursuant to the Rudisill Employment Agreement, the Company agreed to continue to engage Mr. Rudisill as Chairman of the Board of Directors (the “Board”) and Chief Executive Officer of the Company, during the term of the agreement, which continues until the earlier of (i) Mr. Rudisill provides the Company 30 days written notice of his termination of the Rudisill Employment Agreement or (ii) December 31, 2028; subject to up to two additional years of automatic renewals, if neither party provides the other intent of its non-renewal prior to December 31, 2028 or if automatically renewed, December 31, 2029.

In consideration for agreeing to provide services under the Rudisill Employment Agreement, we agreed: (a) to pay Mr. Rudisill a base salary of $450,000 per year, with such amount to be reviewed by the Board with the recommendation of the Compensation Committee, at least annually, and may be increased if the Board deems appropriate; (b) that Mr. Rudisill would be eligible to earn an annual discretionary bonus as established by the Board or Compensation Committee, which may consist of restricted stock units (RSUs) and/or cash payments; and (c) that Mr. Rudisill would be entitled to a change of control payment, equal to two percent (2%) of the greater of (i) the market capitalization of the Company on the closing date of a Change in Control (as defined below) or (ii) the total enterprise value (defined by the Company’s market capitalization on the closing date of a Change of Control, plus all outstanding debt, less cash). This Change in Control payment may consist of both RSU’s and/or cash, as determined by the Board or Compensation Committee. For the purposes of the Rudisill Employment Agreement, a “Change in Control” means either (i) a merger or consolidation involving the Company (or one of its subsidiaries where the Company issues shares), unless the transaction is solely for changing the Company’s domicile or results in the Company’s stockholders retaining more than 50% of the voting power in the surviving or parent corporation immediately after the transaction, or (ii) the sale, lease, transfer, exclusive license, or other disposition of all or substantially all of the Company’s or its subsidiaries’ assets or equity, including through the sale or disposition of subsidiaries holding substantially all such assets, except where the transfer is to a wholly-owned subsidiary, provided that transactions carried out principally for bona fide equity financing purposes, where the Company receives cash or debt is cancelled or converted (or a combination thereof), will not constitute a Change in Control.

Separately, upon termination of the Rudisill Employment Agreement for any reason, the Company must promptly, and no later than 30 days after termination (or sooner if required by law), pay Mr. Rudisill (or his surviving spouse or estate) a lump sum covering any portion of his then current salary due through the termination date and reimbursement of eligible expenses incurred. Additionally, if Mr. Rudisill has been employed for more than 12 months, he will also receive severance payment equal to two times his base salary at the time of termination. In addition, if his employment ends within 36 months of the start date (September 15, 2025), he will receive a payment, payable in stock and/or cash as determined by the Board, equal to the greater of (a) 1% of the Company’s market capitalization; or (b) 1% of the total enterprise value (market capitalization plus debt, less cash) of the Company, at the time of termination. Payment of these severance benefits are conditioned on Mr. Rudisill executing a general release of claims against the Board relating to his employment or service with the Company.

The Rudisill Employment Agreement also contains customary confidentiality obligations and work made for hire language. In addition, Mr. Rudisill is eligible to receive certain employee benefits, including profit sharing, medical, disability and life insurance plans and programs, that are established and made generally available by the Company from time to time to its employees, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to position, tenure, location, salary, age and health).

Notwithstanding the terms of the Rudisill Employment Agreement, as discussed above, the Board and/or Compensation Committee may from time to time, in their discretion, increase Mr. Rudisill’s base salary or award discretionary bonuses to Mr. Rudisill, which may take the form of cash consideration or equity.

The Rudisill Employment Agreement superseded the offer letter previously provided to Mr. Rudisill to serve on the Company’s Board.

The foregoing summary of the Rudisill Employment Agreement is a summary only and is qualified in its entirety by reference to the Rudisill Employment Agreement, a copy of which is attached hereto as Exhibit 10.3, and is incorporated into this Item 5.02 by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1*	Consulting Agreement dated September 15, 2025, between ETHZilla Corporation and Stephen Shoemaker
10.2*	First Amendment to Option Agreement dated September 15, 2025, between ETHZilla Corporation and Stephen Shoemaker
10.3*	Executive Employment Agreement dated September 15, 2025, between ETHZilla Corporation and McAndrew Rudisill
104	Cover Page Interactive Data File (embedded within the Inline XBRL documents).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2025

ETHZilla Corporation

By:	/s/ McAndrew Rudisill
	Name:	McAndrew Rudisill
	Title:	Chief Executive Officer

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